E. P.  Keiffer
State Bar No. 11181700
BURKE, WRIGHT & KEIFFER, P.C.
2900 Renaissance Tower
1201 Elm Street
Dallas, TX  75270-2102
Phone:  (214) 742-2900
Fax:      (214) 748-6815

ATTORNEYS FOR DEBTOR

                   IN THE UNITED STATES BANKRUPTCY COURT
                     FOR THE NORTHERN DISTRICT OF TEXAS
                                   DALLAS DIVISION

IN RE:

PROFESSIONAL INVESTORS           CASE NO. 397-34575-SAF-11
INSURANCE GROUP, INC.,

DEBTOR

                  DEBTOR'S SECOND MODIFICATIONS
          TO THE DEBTOR'S AMENDED PLAN OF REORGANIZATION

January 8, 1998

     Professional Investors Insurance Group, Inc. ("PIIGI" or
"Debtor") files this its Modifications
to the Debtor's Amended Plan of Reorganization. All amendments will appear in bold and all deletions in strikeout. [Brackets are striken out] {Braces areadditions}

     1. The definition set forth in Section 1.40 shall be amended as follows.

     1.40 Plan Escrow Account shall mean the account set up by [Davister Corporation] {the
Debtor} at a national bank located in Dallas, Texas, which account shall be styled Plan Escrow
Account for Professional Investors Insurance Group, Inc. and into which Davister Corporation, on or before the Plan Closing Date shall deposit cash in the amount necessary to meet the funding requirements of Article 5.3. The fund will be held at the highest possible interest rate that the national bank offers. In the alternative, should Davister choose meet the funding requirements of 5.3 by depositing marketable securities into a securities account, {then Davister shall notify the Debtor at least 3 business days prior to the transfer so that the debtor can set up a securities account. If
Davister chooses to deposit marketable securities}, then Davister is required to keep the value of the securities placed in said securities account, net of costs of sale, at 125% of the amount required to be in the Plan Escrow Account at any time. Any negative fluctuation of 10% on the value, down to 115% of the required amount will require the placement of additional marketable securities into the securities account by Davister within two trading days. The securities account will not be subject to any {voluntary} lien or encumbrance by or on account of [Davister's] {the Debtor's} creditors.

     2. The treatment set forth as to Class 1 in section 3.4 will be changed as follows:

     3.4 Class 1: Disputed Secured Claim of UOB. UOB's Disputed Secured Claim is subject to Adversary Proceeding no. 397-3289 to determine the extent and validity of its lien and whether the monetary obligation as to its claim is barred by limitation. UOB's claim is listed in Debtor's Schedules as disputed. UOB shall retain its asserted lien until the final resolution of the referenced adversary. The value of UOB's Disputed Secured Claim is the amount of the distribution that will be received in the United Republic liquidation/rehabilitation proceeding on account of the common stock of PIIGI which UOB allegedly holds as collateral. As of the date of the hearing on the Disclosure Statement, PIIGI has determined that the value of UOB's Disputed Secured Claim is
$563,107. Accordingly, on or before the Plan Closing Date, Davister, pursuant to Articles 1.40 and
5.3 of this Plan, will deposit $563,107 in cash or 125% of said sum in marketable securities into the
Plan Escrow Account on account of the UOB Disputed Secured Claim. The amount of the cash deposit or 125% value of marketable securities deposit by Davister into the Plan Escrow Account for the payment of the UOB Disputed Secured Claim on or before the Plan Closing Date may be an amount other than $563,107 if (i) the Bankruptcy Court, at a hearing held on or before the Confirmation Date, determines the value of the UOB Disputed Secured Claim {as of the
Confirmation} to be an amount other than $563,107, in which case such other amount will be deposited by Davister in cash or marketable securities pursuant to Articles 1.40 and 5.3 of this Plan or (ii) PIIGI, Davister and UOB agree on a different amount, in which case such different amount will be set forth in the Confirmation Order and deposited by Davister in cash or marketable securities pursuant to Articles 1.40 and 5.3 of this Plan. {The Court's determination of value on the
Confirmation Date will not be a final determination of the value of the UOB Disputed Claim.
The final determination of the value of the collateral will be made according to the formula set forth in the footnote

FN:1   If Davister's claims against United Republic are allowed in any amount and their allowance
is reflected on an applicable Liquidator's quarterly report then the formula shall operate as follows:

     Using the Liquidator's deficit on the applicable quarterly report's balance sheet, add back in the listed claims subject to appeal. The resulting value of United Republic will result. UOB's disputed secured claim constitutes 18.0921% of the stock that would receive distribution of proceeds from
United Republic. The resulting United Republic value figure would be multiplied by 18.0921% to yield the value of UOB's disputed claim.

     If Davister's claim against United Republic is not allowed on any applicable Liquidator's quarterly report, then the formula shall work as follows:

     Using the Liquidator's deficit on the quarterly report's balance sheet add back in listed claims subject to appeal. The resulting value of United Republic will result. Davister, in such an instance, would receive 47.163% of the resulting United Republic value. The value of UOB's Disputed
Secured Claim is the product of the remaining 52.837% value of United Republic, times 18.092%.
End of FN 1.


below as applied against the first quarter report for 1998, filed by theLiquidator of the Debtor's subsidiary, United Republic Life Insurance Company ("United Republic"). The first quarter report is required to be filed in Utah 45 days after the end of each quarter. The final amount to be held in the Plan Escrow Account, whether in cash or in marketable securities, will be set on by the formula on May 29, 1998. The amount of funds or marketable securities held in the Plan Escrow Account prior to May 29, 1998 may vary, but it may vary only by increasing in amount from the amount that is deposited in the Plan EscrowAccount on the Plan Closing Date as set by the Court at the Confirmation hearing. Within 15 days of the filing of the 4th quarter 1997 report, Davister must fund to the Plan Escrow Account any increase dictated by application of the formula.} Upon the entry of a final, non-appeala ble order in Adversary Proceeding Number 397-3289, UOB will receive one of the following treatments upon turning over physical possession of the stock it holds as collateral to the Debtor.

          i. If UOB's claim for sums lent to the Debtor is upheld in all respects, so that
     UOB has an Allowed Secured Claim equal to the value of its collateral on [the Confirmation
     Date]{ May 29, 1998, in accordance with the formula} and an Allowed Unsecured Claim for the balance, and UOB did not make an election under 1111 (b) prior to the entry of an order approving PIIGI's Disclosure Statement, then upon the order in the Adversary Proceeding providing such becoming final and non appealable, UOB will be paid the amount(s) of its then Allowed Claim {in cash from the Plan Escrow Account}, plus all interest earned on such amount or cash equal to said interest earned at a rate set by the Court and the remaining amount of UOB's claim will receive the treatment set forth in Class 6;

          ii. If UOB's claim for sums lent to the Debtor is upheld, and UOB has made the election under 1111 (b) prior to the entry of an order approving PIIGI's Disclosure
     Statement, then upon the order in the adversary proceeding becoming final, UOB will be paid the amount of its Secured Claim over a period of time such that the present value of the stream of payments equals the value of the collateral securing UOB's claim on the
    [Confirmation Date] {May 29, 1998, in accordance with the formula}. The value of UOB's
     Secured Claim shall be deposited in an Plan Escrow Account and the payments provided for herein shall be funded from such interest bearing account or
securities account.   The stream
     of payments shall be determined by taking the Allowed Amount of UOB's claim and applying a discount rate of 9% on the Confirmation Date, such that the present value of the stream of payments, to be made quarterly, equals the value of UOB's collateral on the Confirmation
     Date. It is the Debtor's contention that if UOB takes the 1111 (b) election, utilizing the value that the Debtor asserts is the value of UOB's collateral, see footnotes 13 and 14 in Article XI, then under the discount rate set forth above, UOB would be entitled to quarterly payments of $13,320.83 for 135 quarters and would have a final payment of one quarter later of
     $8,899.66. Otherwise stated, the term would be 33 years and nine months. Notwithstanding anything stated above, UOB would retain its possessory lien on the stock it holds in this instance and this instance alone until such time as the amount of UOB's Secured Claim, as modified under 1111(b), is paid in full;

          iii. If UOB's claim for sums lent to the Debtor is upheld, but only so that UOB has an Allowed Secured Claim equal to the value of its collateral on {May 29, 1998, in accordance with the formula}, and UOB does not have an Allowed Unsecured Claim for the balance and UOB does not or is not allowed to make an election under 1111 (b), then upon the order in the adversary proceeding becoming final, UOB will be paid {in cash} the amount(s)
     of its then Allowed Claim {from the Plan Escrow Account}, plus all interest earned on such amount or cash equal to said interest earned at a rate set by the Court; or

          iv. If UOB's claim for sums lent to the Debtor is denied, then the funds deposited in the Plan Escrow Account account shall be paid, up to $100,000, to the holders of Allowed
     Class 6 Claims and if the Allowed Class 6 Claims are then paid in full, then those funds shall
     be paid to Class 7 creditors.   The rest and residue over and
above $100,000 shall be retained
     by the Debtor free and clear of all liens and encumbrances as unrestricted cash reserves of the
     Debtor, which may be used as the Board of Directors and the officers of the Debtor, post confirmation, see fit.

     3. The treatment set forth in section 3.9 shall be modified as follows:

     3.9 Class 6: Allowed General Unsecured Claims. Each holder of a Class 6 Allowed
General Unsecured Claim will be allowed to elect on their ballot whether they want to receive thirty-five one hundredths (.35) shares for every dollar of their Allowed Unsecured Claim in full payment of their claim or to receive a pro rata share of $100,000 provided by the Davister Capital
Infusion. Any surplus funds not necessary for distribution to electing Class 6 Allowed Unsecured
Creditors, shall be used to pay Class 7 Claims. {Should Davister, as a part of its attempt to be paid on its rescission claims as referenced in Section 11 of the Plan, recover a sum greater than $4,247,000 from United Republic then the unsecured creditors shall receive from Davister 5% of the amount recovered by Davister under Section 11.3 (3)(ii)(b) of the Plan, within 15 days of the receipt of any such funds by Davister.}

     4. The plan provisions set forth in Section 11.3 shall be modified as follows:

          11.3 By the confirmation of this Plan and by virtue of MS Holdings, American Life
     Holdings and Davister voting for this Plan, MS Holdings, American Life Holdings and
     Davister and the Debtor agree as follows: (1) MS Holdings shall receive the treatment set forth in Article 3.7 in full and final settlement of any and all claims MS Holdings has against the Debtor and United Republic; (2) American Life Holdings shall receive the treatment set forth in Article 3.6 in full and final settlement of any and all claims American Life Holdings has against the Debtor and United Republic; and (3) Davister shall receive the treatment set forth in Article 3.5 and 3.10 and receive the treatment accorded the Davister Capital Infusion, in full and final settlement of any and all claims Davister has against the Debtor. Davister's claims against the Debtor's affiliate, are not resolved herein, except to the extent that: i) the treatment in Article 3.5 of the Plan shall resolve any claims against the Debtor's affiliate
     United Republic,up to the amount of $4,459,000 plus attorneys fees to the Petition Date; and
     ii) as to Davister's unsecured claim for rescission on the sale of securities, Davister will agree to the treatment set forth in Article 3.10, but only {up to the amount} [to the extent] of
     $2,144,680.   Davister  may nonetheless pursue [a] {its
claim}[s of  $4,247,000]  against United
     Republic, as it sees fit{, as follows: a) up to the amount of $4,247,000 Davister may recover wholly for its own account; b) over $4,247,000 and up to the maximum of
     $6,391,680, Davister shall receive 75% of any such sums and the remaining 25% will be distributed to all secured creditor's pro-rata in accordance with their liens on the
     Debtor's stock in United Republic; and iii) Davister waives any right to seek any recovery over and above $6,391,680 from United Republic
Estate.}

     Dated:     January 8, 1998.

                                        PROFESSIONAL INVESTORS
                                        INSURANCE GROUP, INC.




                                        By:
___________________________
                                             Cary Cope,
                                             Chairman of the Board



OF COUNSEL

E. P.  Keiffer
State Bar No. 11181700
BURKE, WRIGHT & KEIFFER, P.C.
2900 Renaissance Tower
1201 Elm Street
Dallas, TX  75270-2102
Phone:  (214) 742-2900
Fax:      (214) 748-6815






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